Exhibit 10.2

TAX MATTERS AGREEMENT

between

Alliance Data Systems Corporation,

on behalf of itself and the members of the ADS Group,

and

Loyalty Ventures Inc.,

on behalf of itself and the members of the Loyalty Ventures Group

Dated as of November 5, 2021

TABLE OF CONTENTS

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of November 5, 2021 between Alliance Data Systems Corporation (“ADS”), a Delaware corporation, on behalf of itself and the members of the ADS Group and Loyalty Ventures Inc.  (“Loyalty Ventures”), a Delaware corporation, on behalf of itself and the members of the Loyalty Ventures Group.

W I T N E S S E T H:

WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the Loyalty Ventures Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended, the “Code”) with certain members of the ADS Group;

WHEREAS, ADS and Loyalty Ventures have entered into a Separation and Distribution Agreement, dated November 3, 2021 (the “Separation Agreement”), pursuant to which the Contribution, the Distribution and other related transactions will be consummated;

WHEREAS, the Restructuring, together with the Contribution, the Distribution, the Equity-for-Debt Exchange and the Boot Purge, are intended to qualify for the Intended Tax Treatment; and

WHEREAS, ADS and Loyalty Ventures desire to set forth their agreement on the rights and obligations of ADS, Loyalty Ventures and the members of the ADS Group and the Loyalty Ventures Group respectively, with respect to (a) the administration and allocation of federal, state, local and foreign Taxes incurred in Taxable periods beginning prior to the Distribution Date, (b) Taxes resulting from the Distribution and transactions effected in connection with the Distribution and (c) various other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

Section 1.     Definitions. (a) As used in this Agreement:

“Active Trade or Business” means the LoyaltyOne Business, the active conduct (as defined in Section 355(b)(2) of the Code, and taking into account Section 355(b)(3) of the Code and the Treasury Regulations thereunder) of which the Loyalty Ventures Group was engaged in immediately prior to the Distribution.

“ADS” has the meaning ascribed thereto in the preamble.

“ADS Business” has the meaning set forth in the Separation Agreement.

“ADS Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to ADS stock that are granted on or prior to the Distribution Date by any member of the ADS Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“ADS Group” has the meaning set forth in the Separation Agreement.

“ADS Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, a member of the ADS Group that is not a Combined Tax Return.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” (or “Applicable Tax Law,” as the case may be) has the meaning of “Applicable Law” set forth in the Separation Agreement.

“Boot Purge” has the meaning set forth in the Separation Agreement.

“Business Day” has the meaning set forth in the Separation Agreement.

“Cash Proceeds” has the meaning set forth in the Separation Agreement.

“Closing of the Books Method” means the apportionment of items between Taxable periods (or portions of a Taxable period) based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Taxable period, as if the Distribution Date were the last day of the Taxable period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Taxable period following the Distribution, as determined by ADS in accordance with Applicable Law; provided that Taxes not based upon or measured by net or gross income or specific events shall be apportioned between the Pre- and Post-Distribution Periods on a pro rata basis in accordance with the number of days in each Taxable period.

“Code” has the meaning set forth in the Preamble.

“Combined Group” means any group consisting of at least two members that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the ADS Group and at least one member of the Loyalty Ventures Group.

“Combined Tax Return” means a Tax Return filed in respect of U.S. federal, state, local or non-U.S. income Taxes for a Combined Group, or any other affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) Tax Return of a Combined Group.

“Company” means ADS or Loyalty Ventures (or the appropriate member of each of their respective Groups), as appropriate.

“Contribution” has the meaning set forth in the Separation Agreement.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Distribution Documents” has the meaning set forth in the Separation Agreement.

 “Distribution Time” has the meaning set forth in the Separation Agreement.

“Equity-for-Debt Exchange” has the meaning set forth in the Separation Agreement.

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Final Determination” means (i) with respect to U.S. federal income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906) or (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under Applicable Tax Law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof); or (iv) with respect to any Tax, the payment of such Tax by any member of the ADS Group or any member of the Loyalty Ventures Group, whichever is responsible for payment of such Tax under Applicable Tax Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided, in the case of this clause (iv), that the provisions of Section 15 hereof have been complied with, or, if such section is inapplicable, that the Company responsible under this Agreement for such Tax is notified by the Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Company agrees with such determination.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Group” has the meaning set forth in the Separation Agreement.

“Indemnified Party” means the party which is entitled to seek indemnification from another party pursuant to the provisions of Section 11.

“Intended Tax Treatment” means the qualification of (i) the Contribution and the Distribution, taken together, as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and each of ADS and Loyalty Ventures as a “party to reorganization” within the meaning of Section 368(b) of the Code, (ii) the Distribution as a tax-free transaction under section 355(a) and 361(c) of the Code, (iii) the Equity-for-Debt Exchange as a transfer of “qualified property” to ADS’s creditors in connection with the reorganization described in clause (i) for purposes of Section 361(c) of the Code, (iv) the Boot Purge as money distributed to ADS’s creditors in connection with the reorganization described in clause (i) for purposes of Section 361(b) of the Code, (v) the transactions described on Schedule A as set forth therein, and (vi) such treatment as described in each of clauses (i)-(v) under the corresponding provisions of state law.

“IRS” has the meaning set forth in the Separation Agreement.

“LoyaltyOne Business” has the meaning set forth in the Separation Agreement.

“Loyalty Ventures Carried Item” shall mean any Tax Attribute of the Loyalty Ventures Group that may or must be carried from one Taxable period to another prior Taxable period under the Code or other Applicable Tax Law.

“Loyalty Ventures Common Stock” has the meaning set forth in the Separation Agreement.

“Loyalty Ventures Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to the capital stock of Loyalty Ventures that are granted following the Distribution Time by any member of the Loyalty Ventures Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“Loyalty Ventures Disqualifying Action” means (a) any action (or the failure to take any action) by any member of the Loyalty Ventures Group after the Distribution Time (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution Time involving the capital stock of Loyalty Ventures or any assets of any member of the Loyalty Ventures Group or (c) any breach by any member of the Loyalty Ventures Group after the Distribution Time of any representation, warranty or covenant made by it in this Agreement, that, in each case, would affect the Intended Tax Treatment; provided, however, that the term “Loyalty Ventures Disqualifying Action” shall not include any action entered into pursuant to any Distribution Document (other than this Agreement) or that is undertaken pursuant to the Restructuring (including the Contribution) or the Distribution.

“Loyalty Ventures Group” has the meaning set forth in the Separation Agreement.

“Loyalty Ventures Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, any member of the Loyalty Ventures Group that is not a Combined Tax Return.

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“PLR” has the meaning set forth in the Separation Agreement.

“PLR Request” means any letter or other materials submitted by ADS to the IRS in connection with the PLR.

“Post-Distribution Period” means any Taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Loyalty Ventures Separate Tax Return” means any Loyalty Ventures Separate Tax Return that relates in whole or part to a Pre-Distribution Period.

“Pre-Distribution Period” means any Taxable period (or portion thereof) ending on or before the Distribution Date.

“Restructuring” has the meaning set forth in the Separation Agreement.

“Specified Event” means (i) any failure of the Intended Tax Treatment with respect to (A) the Restructuring (including the Contribution) or (B) the Distribution, the Equity-for-Debt Exchange or the Boot Purge or (ii) any other event, in the case of clause (i) or (ii), that results in (x) a liability for Taxes with respect to a Pre-Distribution Period imposed on any member of the ADS Group and (y) a Tax Attribute with respect to any member of the Loyalty Ventures Group.

“Separation Agreement” has the meaning set forth in the recitals.

“Separation Taxes” means any Taxes incurred solely as a result of the failure of the Intended Tax Treatment of the Restructuring (or any step or transaction that is a part thereof, including the Contribution) or the Distribution, the Equity-for-Debt Exchange or the Boot Purge.

“Straddle Tax Returns” means a Tax Return of a member of the Loyalty Ventures Group with respect to a taxable period that includes but does not end on the Distribution Date.

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) means (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, net wealth, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability of any member of the ADS Group or the Loyalty Ventures Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

“Tax Attribute” means net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.

“Tax Advisor” means Davis Polk & Wardwell LLP.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.

“Tax Opinion” shall mean the legal opinion or legal opinions delivered to ADS by the Tax Advisor with respect to certain U.S. federal income tax consequences of the Restructuring, the Contribution and/or the Distribution, the Equity-for-Debt Exchange or the Boot Purge.

“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suit, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).

“Tax-Related Losses” means, with respect to any Taxes imposed pursuant to any settlement, determination, judgment or otherwise, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes and (ii) all damages, costs, and expenses associated with stockholder litigation or controversies and any amount paid by any member of the ADS Group or any member of the Loyalty Ventures Group in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority.

“Tax Refund” means any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Tax Representation Letters” means the representations provided by Loyalty Ventures and ADS to the Tax Advisor in connection with the rendering by the Tax Advisor of the Tax Opinion.

“Tax Return” means any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or statement or other document or written information filed or required to be filed with any Taxing Authority, including any amendment thereof, appendix, schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Transfer Taxes” means all U.S. federal, state, local or non-U.S. sales, use, privilege, value added, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the ADS Group or any member of the Loyalty Ventures Group in connection with the Restructuring (including the Contribution), the Distribution, the Equity-for-Debt Exchange or the Boot Purge.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant taxable period.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Compensation Liability	Section 7(b)
Compensation Tax Benefit	Section 7(b)
Due Date	Section 12(a)
Indemnified Party	Section 11(d)
Past Practices	Section 4(f)(i)
Proposed Acquisition Transaction	Section 9(b)(iv)
PTI	Section 5(b)
Section 336(e) Election	Section 10(a)
Section 9(b)(iv)(F) Acquisition Transaction	Section 9(b)(iv)
Tax Arbiter	Section 24
Tax Materials	Section 9(a)
Tax Refund Recipient	Section 8(c)

(c) All capitalized terms used but not defined herein shall have meanings set forth in the Separation Agreement.  Any term used in this Agreement which is not defined in this Agreement or the Separation Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Tax Law.

Section 2.     Sole Tax Sharing Agreement.  Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the ADS Group, on the one hand, and any member of the Loyalty Ventures Group, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date without any further action by the parties thereto.  Following the Distribution, no member of the Loyalty Ventures Group or the ADS Group shall have any further rights or liabilities thereunder, and this Agreement and the Distribution Documents (to the extent such Distribution Documents reflect an agreement between the Parties as to Tax sharing) shall be the sole Tax sharing agreement between the members of the Loyalty Ventures Group on the one hand, and the members of the ADS Group, on the other hand.

Section 3.     Allocation of Taxes.

(a) General Allocation Principles.  Except as provided in Section 3(c) or Section 11, all Taxes shall be allocated as follows:

(i) Allocation of Taxes for Combined Tax Returns.  Except as provided in Section 3(b), ADS shall be allocated all Taxes reported, or required to be reported, on any Combined Tax Return that any member of the ADS Group files or is required to file under the Code or other Applicable Tax Law; provided, however, that to the extent any such Combined Tax Return includes any Tax Item attributable to (A) any member of the Loyalty Ventures Group or (B) the LoyaltyOne Business, in each case, in respect of any Post-Distribution Period, Loyalty Ventures shall be allocated all Taxes attributable to such Tax Items as determined by ADS in its reasonable discretion.

(ii) Allocation of Taxes Reflected on Separate Tax Returns.

(A) ADS shall be allocated all Taxes reported, or required to be reported, on (x) an ADS Separate Tax Return and (y) a Pre-Distribution Loyalty Ventures Separate Tax Return; provided, however, that to the extent any such Pre-Distribution Loyalty Ventures Separate Tax Return includes any Tax Item attributable to (A) any member of the Loyalty Ventures Group or (B) the LoyaltyOne Business, in each case, in respect of any Post-Distribution Period, Loyalty Ventures shall be allocated all Taxes attributable to such Tax Items as determined by ADS in its reasonable discretion.

(B) Loyalty Ventures shall be allocated all Taxes reported, or required to be reported, on a Loyalty Ventures Separate Tax Return other than a Pre-Distribution Loyalty Ventures Separate Tax Return.

(iii) Taxes Not Reported on Tax Returns.

(A) ADS shall be allocated any Tax attributable to any member of the ADS Group that is not required to be reported on a Tax Return.

(B) Loyalty Ventures shall be allocated any Tax attributable to any member of the Loyalty Ventures Group that is not required to be reported on a Tax Return.

(b) Allocation Conventions.  Except as otherwise set forth in Section 3(c):

(i)  All Taxes allocated pursuant to Section 3(a) shall be allocated in accordance with the Closing of the Books Method; provided, however, that if a Loyalty Ventures Group member does not close its Taxable year on the Distribution Date, the Tax attributable to the operations of the members of the Loyalty Ventures Group for any Pre-Distribution Period shall be the Tax computed using a hypothetical closing of the books consistent with the Closing of the Books Method (except to the extent otherwise agreed upon by ADS and Loyalty Ventures).

(ii) Any Tax Item of Loyalty Ventures or any member of the Loyalty Ventures Group arising from a transaction engaged in outside the ordinary course of business on the Distribution Date after the Distribution Time shall be allocable to Loyalty Ventures and any such transaction by or with respect to Loyalty Ventures or any member of the Loyalty Ventures Group occurring after the Distribution Time shall be treated for all Tax purposes (to the extent permitted by Applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulations Section 1.1502-76(b) (assuming no election is made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to a ratable allocation of a year’s Tax Items)); provided that the foregoing shall not include any action that is undertaken pursuant to the Restructuring (including the Contribution) or the Distribution.

(c) Special Allocation Rules.  Notwithstanding any other provision in this Section 3, the following Taxes shall be allocated as follows:

(i) Transfer Taxes.  Transfer Taxes shall be allocated 50% to ADS and 50% to Loyalty Ventures, provided that with respect to any such Transfer Tax that is recoverable, ADS or Loyalty Ventures, as applicable, shall use commercially reasonable efforts to recover, all or a portion of, such Transfer Tax from the relevant Tax authority.

(ii) Taxes Relating to ADS Compensatory Equity Interests.  Any Tax liability (including, for the avoidance of doubt, the satisfaction of any withholding Tax obligation) relating to the issuance, exercise, vesting or settlement of any ADS Compensatory Equity Interest shall be allocated in a manner consistent with Section 7.

(iii) Section 965 Taxes.  Liability for any installment payments required to be made pursuant to the election made by a member of the ADS Group or a member of the Loyalty Ventures Group (that was a member of such Loyalty Ventures Group prior to the Distribution Date) under Section 965(h) of the Code, and any adjustments thereto, shall be allocated to ADS.

(iv) Taxes Covered by Distribution Documents.  Subject to the preceding clauses of this Section 3(c) and Section 11, any liability or other matter relating to Taxes that is specifically addressed in any Distribution Document shall be allocated or governed as provided in such Distribution Document.

Section 4.     Preparation and Filing of Tax Returns.

(a) Combined Tax Returns.

(i) ADS shall prepare and file, or cause to be prepared and filed, Combined Tax Returns for which a member of a Combined Group is required or, as provided in Section 4(f)(iii), elects to file a Combined Tax Return.  Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by ADS in connection with the filing of such Combined Tax Returns.

(ii) To the extent the Combined Tax Return reflects operations of Loyalty Ventures Group for a Taxable period that includes the Distribution Date, ADS shall include in such Combined Tax Return the results of such member of the Loyalty Ventures Group, as the case may be, on the basis of the Closing of the Books Method to the extent permitted by Applicable Tax Law.

(b) Straddle Tax Returns and Pre-Distribution Loyalty Ventures Separate Tax Returns.  Loyalty Ventures shall prepare, or cause to be prepared, all Straddle Tax Returns and all Pre-Distribution Loyalty Ventures Separate Tax Returns.  Loyalty Ventures shall submit to ADS a copy of each Straddle Tax Return and each Pre-Distribution Loyalty Ventures Separate Tax Return no later than 30 days prior to the date such Tax Return is required to be filed, and Loyalty Ventures shall reflect any reasonable comments on such Tax Returns with respect to a Pre-Distribution Period provided by ADS no later than 10 days prior to the date such Tax Return is required to be filed.  Loyalty Ventures shall not file or cause to be filed any Straddle Tax Returns or Pre-Distribution Loyalty Ventures Separate Tax Returns without the consent of ADS, which consent shall not be unreasonably withheld or delayed.  The Parties shall work together to resolve any issues arising out of the review of such Tax Returns pursuant to Section 24.  Loyalty Ventures shall file, or cause to be filed, any such Straddle Tax Returns and Pre-Distribution Loyalty Ventures Separate Tax Returns required to be filed.

(c) Other Loyalty Ventures Separate Tax Returns.  Loyalty Ventures shall prepare and file (or cause to be prepared and filed) all Loyalty Ventures Separate Tax Returns other than Pre-Distribution Loyalty Ventures Separate Tax Returns.

(d) Provision of Information; Timing.  Loyalty Ventures shall maintain all necessary information for ADS (or any of its Affiliates) to file any Tax Return that ADS is required or permitted to file under this Section 4, and shall provide to ADS all such necessary information in accordance with the ADS Group’s past practice.  ADS shall maintain all necessary information for Loyalty Ventures (or any of its Affiliates) to file any Tax Return that Loyalty Ventures is required or permitted to file under this Section 4, and shall provide Loyalty Ventures with all such necessary information in accordance with the Loyalty Ventures Group’s past practice.  Without limiting the foregoing, the party that files, or causes to be filed, any Tax Return shall maintain contemporaneous transfer pricing documentation, in compliance with all applicable laws, with respect to such Tax Returns.

(e) Review of Combined Tax Returns with Loyalty Ventures Tax Liability.  ADS shall submit to Loyalty Ventures a draft of the portions of any Combined Tax Returns that relate solely to any member of the Loyalty Ventures Group and that reflect a Tax liability allocated to Loyalty Ventures pursuant to Section 3(a)(i). ADS shall use (x) commercially reasonable efforts to make such portions of a Tax Return available for review as required under this paragraph no later than 30 days prior to the due date for filing of such Tax Return and (y) commercially reasonable efforts to have such Tax Return modified to reflect any reasonable comments provided by Loyalty Ventures no later than 10 days prior to the due date for filing, taking into account the party responsible for payment of the Tax (if any) reported on such Tax Return and the materiality of the Tax liability allocable to the requesting party with respect to such Tax Return.

(f) Special Rules Relating to the Preparation of Tax Returns.

(i) General Rule.  Except as provided in this Section 4(f), Loyalty Ventures shall prepare (or cause to be prepared) any Tax Return, with respect to Taxable periods (or portions thereof) ending prior to or on the Distribution Date, for which it is responsible under this Section 4 in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the members of the ADS Group prior to the Distribution Date with respect to such Tax Return to the extent permitted by Applicable Law, and to the extent any items, methods or positions are not covered by Past Practices, as directed by ADS in its reasonable discretion to the extent permitted by Applicable Law.

(ii) Consistency with Intended Tax Treatment.  All Tax Returns that include any member of the ADS Group or any member of the Loyalty Ventures Group shall be prepared in a manner that is consistent with the Intended Tax Treatment.

(iii) Election to File Combined Tax Returns.  ADS shall have the sole discretion to file any Combined Tax Return if the filing of such Tax Return is elective under Applicable Tax Law.  Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by ADS in connection with the filing of such Combined Tax Returns.

(iv) Preparation of Transfer Tax Returns.  The Company required under Applicable Tax Law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns.  If required by Applicable Tax Law, ADS and Loyalty Ventures shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join the execution of, any such Tax Returns.

(v) Payment of Taxes.  ADS shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the ADS Group is responsible for filing under this Section 4, and Loyalty Ventures shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Loyalty Ventures Group is responsible for filing under Section 4.  If any member of the ADS Group is required to make a payment to a Taxing Authority for Taxes allocated to Loyalty Ventures under Section 3, Loyalty Ventures shall pay the amount of such Taxes to ADS in accordance with Section 11 and Section 12.  If any member of the Loyalty Ventures Group is required to make a payment to a Taxing Authority for Taxes allocated to ADS under Section 3, ADS shall pay the amount of such Taxes to Loyalty Ventures in accordance with Section 11 and Section 12.

Section 5.     Apportionment of Earnings and Profits and Tax Attributes.

(a) Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the ADS Group and the members of the Loyalty Ventures Group in accordance with ADS’s historical practice as determined by ADS in its sole discretion (including historical methodologies for making corporate allocations), if any, the Code, Treasury Regulations, and any applicable state, local and foreign law.

(b) Upon the reasonable request of Loyalty Ventures in writing, ADS shall in good faith, based on information reasonably available to it, advise Loyalty Ventures in writing, as soon as reasonably practicable after the receipt of such request, of ADS’s estimate of the portion, if any, of any earnings and profits, previously taxed earnings and profits (within the meaning of Section 959 of the Code (“PTI”)), Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute which ADS determines is expected to be allocated or apportioned to the members of the Loyalty Ventures Group under Applicable Tax Law.  In the event of any adjustments to the previously delivered estimates of the portion of earnings and profits, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute determined by ADS, ADS shall promptly advise Loyalty Ventures in writing of such adjustment. Loyalty Ventures shall reimburse ADS for all reasonable third-party costs and expenses actually incurred by the ADS Group in connection with providing such estimation requested by Loyalty Ventures within forty-five (45) days after receiving an invoice from ADS therefor. For the avoidance of doubt, ADS shall not be liable to any member of the Loyalty Ventures Group for any failure of any determination under this Section 5(b) to be accurate under Applicable Tax Law, provided such determination was made in good faith.  All members of the Loyalty Ventures Group shall prepare all Tax Returns in accordance with the written notices provided by ADS to Loyalty Ventures pursuant to this Section 5(b).

(c) Except as otherwise provided herein, to the extent that the amount of any earnings and profits, PTI, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute allocated to members of the ADS Group or the Loyalty Ventures Group pursuant to Section 5(b) is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such earnings and profits, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute was allocated pursuant to this Section 5, as determined by ADS in good faith.

Section 6.     Utilization of Tax Attributes.

(a) Amended Returns.  Any amended Tax Return or claim for a Tax Refund with respect to any member of the Loyalty Ventures Group may be made only by the party responsible for preparing the original Tax Return with respect to such member of the Loyalty Ventures Group pursuant to Section 4.

(b) ADS Discretion.  Loyalty Ventures hereby agrees that ADS shall be entitled to determine in its sole discretion whether to (x) file or to cause to be filed any claim for a Tax Refund or adjustment of Taxes with respect to any Combined Tax Return in order to claim in any Pre-Distribution Period any Loyalty Ventures Carried Item, (y) make or cause to be made any available elections to waive the right to claim in any Pre-Distribution Period, with respect to any Combined Tax Return, any Loyalty Ventures Carried Item, and (z) make or cause to be made any affirmative election to claim in any Pre-Distribution Period any Loyalty Ventures Carried Item, in each case, to the extent such election or filing does not result in any increase in Tax allocated to a member of the Loyalty Ventures Group under this Agreement (including, for the avoidance of doubt, any amounts allocated to Loyalty Ventures pursuant to Section 3(c)).  Subject to Section 6(c), Loyalty Ventures shall submit a written request to ADS in order to seek ADS’s consent with respect to any of the actions described in this Section 6(b).

(c) Loyalty Ventures Carrybacks to Combined Tax Returns.

(i) Subject to Section 6(b), each member of the Loyalty Ventures Group shall elect, to the extent permitted by Applicable Tax Law, to forgo the right to carry back any Loyalty Ventures Carried Item from a Post-Distribution Period to a Combined Tax Return.

(ii) If a member of the Loyalty Ventures Group determines that it is required by Applicable Tax Law to carry back any Loyalty Ventures Carried Item to a Combined Tax Return, it shall notify ADS in writing of such determination at least 90 days prior to filing the Tax Return on which such carryback will be reflected.  Such notification shall include a description in reasonable detail of the basis for any expected Tax Refund and the amount thereof.  If ADS disagrees with such determination, the parties shall resolve their disagreement pursuant to the procedures set forth in Section 24.

(iii) For the avoidance of doubt, if a Loyalty Ventures Carried Item is carried back to a Combined Tax Return for any reason, unless ADS Group consents otherwise, no member of the ADS Group shall be required to make any payment to, or otherwise compensate, any member of the Loyalty Ventures Group in respect of such Loyalty Ventures Carried Item, which consent may be subject to such conditions as ADS Group determines in its good faith discretion (including, for example, Loyalty Ventures bearing all associated costs and expenses and retaining an accounting firm that is acceptable to ADS Group in connection therewith).

(d) Carryforwards to Separate Tax Returns.  If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5 and (i) is carried forward or back to a Pre-Distribution Loyalty Ventures Separate Tax Return, or (ii) is carried forward or back to a ADS Separate Tax Return, any Tax Refunds arising from such carryforward or carryback shall be retained by the ADS Group.

Section 7.     Deductions and Reporting for Certain Awards.

(a) Deductions.  To the extent permitted by Applicable Tax Law, income Tax deductions with respect to the issuance, exercise, vesting or settlement after the Distribution Date of any ADS Compensatory Equity Interests or Loyalty Ventures Compensatory Equity Interests shall be claimed (A) in the case of an active officer or employee, solely by the Group that employs such Person at the time of such issuance, exercise, vesting, or settlement, as applicable; (B) in the case of a former officer or employee, solely by the Group that was the last to employ such Person; and (C) in the case of a director or former director (who is not an officer or employee or former officer or employee of a member of either Group), by the Group that is the service recipient with respect to such director or former director with respect to the ADS Compensatory Equity Interests or Loyalty Ventures Compensatory Equity Interests at issue (or, in the case of Loyalty Ventures Compensatory Equity Interests that are issued in exchange for or in respect of ADS Compensatory Equity Interests, with respect to such ADS Compensatory Equity Interests).

(b) ADS shall be entitled to the value of the overall net reduction in actual cash Taxes paid by the Loyalty Ventures Group (determined on a “with and without” basis) (the “Compensation Tax Benefit”) resulting from the utilization by the Loyalty Ventures Group under Applicable Tax Law of a Tax Attribute or a Tax deduction for a Taxable period ending after the Distribution Date attributable to (i) the issuance, exercise, vesting or settlement after the Distribution Date of any ADS Compensatory Equity Interests, or (ii) any liability with respect to compensation required to be paid or satisfied by, or otherwise allocated to, any member of the ADS Group in accordance with any Distribution Document (and not reimbursed or otherwise ultimately borne by a member of the Loyalty Ventures Group) (a “Compensation Liability”).  ADS shall be entitled to reduce any amount that would otherwise be payable to a member of the Loyalty Ventures Group in respect of a Compensation Liability to reflect the Compensation Tax Benefit that would otherwise would result from such Compensation Liability.  Any member of the Loyalty Ventures Group that receives a Compensation Tax Benefit shall, promptly following the filing of the Tax Return that reflects such Compensation Tax Benefit, pay to ADS an amount in cash equal to such benefit (except to the extent ADS has already been compensated for such benefit pursuant to the immediately precedent sentence).  If a Taxing Authority subsequently reduces or disallows the use of a Tax Attribute or a Tax deduction that gave rise to a Compensation Tax Benefit by the Loyalty Ventures Group, ADS shall return an amount equal to the overall net increase in Tax liability of the Loyalty Ventures Group owing to the Taxing Authority as a result thereof.

(c) Withholding and Reporting.  All applicable withholding and reporting responsibilities (including all income, payroll or other Tax reporting related to income to any current or former employee) with respect to the issuance, exercise, vesting or settlement of such ADS Compensatory Equity Interests or Loyalty Ventures Compensatory Equity Interests shall be the responsibility of the Party to which such responsibility has been prescribed by Section 9.02 of the Employee Matters Agreement.  ADS and Loyalty Ventures acknowledge and agree that the parties shall cooperate with each other and with third-party providers to effectuate withholding and remittance of Taxes, as well as required Tax reporting, in a timely manner.

Section 8.     Tax Refunds.

(a) ADS Tax Refunds.  Except as provided by Section 8(b), ADS shall be entitled to all Tax Refunds received by any member of the ADS Group or any member of the Loyalty Ventures Group, including but not limited to Tax Refunds resulting from the matters set forth on Schedule C.  Loyalty Ventures shall not be entitled to any Tax Refunds received by any member of the ADS Group or the Loyalty Ventures Group, except as set forth in Section 8(b).

(b) Loyalty Ventures Tax Refunds.  Loyalty Ventures shall be entitled to any Tax Refunds received by any member of the ADS Group or any member of the Loyalty Ventures Group after the Distribution Date with respect to any Tax allocated to a member of the Loyalty Ventures Group under this Agreement.

(c) A Company (a “Tax Refund Recipient”) receiving (or realizing) a Tax Refund to which another Company is entitled hereunder shall pay over the amount of such Tax Refund (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Refund or the payment of such Tax Refund and any other reasonable costs associated therewith incurred after the Distribution Time, including third-party expenses incurred after the Distribution Time in connection with the application for or any Tax Proceeding with respect to such Tax Refund) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Company, upon the request of such Tax Refund Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax Refund that gave rise to such payment is subsequently disallowed.

Section 9.     Certain Representations and Covenants.

(a) Representations.

(i) ADS, on behalf of itself and all other members of the ADS Group, hereby represents and warrants that (i) it has examined the PLR, the PLR Request, the Tax Opinion, the Tax Representation Letters and any other materials delivered or deliverable in connection with the issuance of the PLR, the PLR Request, the Tax Opinion and the Tax Representation Letters (collectively, the “Tax

Materials”) and (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to ADS or any member of the ADS Group or the ADS Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. ADS, on behalf of itself and all other members of the ADS, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to ADS or any member of the ADS Group or the ADS Business.

(ii) Loyalty Ventures, on behalf of itself and all other members of the Loyalty Ventures Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to Loyalty Ventures or any member of the Loyalty Ventures Group or the LoyaltyOne Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Loyalty Ventures, on behalf of itself and all other members of the Loyalty Ventures Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Loyalty Ventures or any member of the Loyalty Ventures Group or the LoyaltyOne Business.

(iii) Each of ADS, on behalf of itself and all other members of the ADS Group, and Loyalty Ventures, on behalf of itself and all other members of the Loyalty Ventures Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the treatment of the Reorganization or the Distribution to be other than the Intended Tax Treatment.

(iv) Each of ADS, on behalf of itself and all other members of the ADS Group, and Loyalty Ventures, on behalf of itself and all other members of the Loyalty Ventures Group, represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

(v) Loyalty Ventures and each other member of the Loyalty Ventures Group represents that as of the date hereof, and covenants that as of the Distribution Date, there is no plan or intention to:

(A) liquidate Loyalty Ventures or to merge or consolidate any member of the Loyalty Ventures Group with any other Person subsequent to the Distribution, other than liquidation of entities listed in Schedule B;

(B) sell, transfer or otherwise dispose of any material asset of any member of the Loyalty Ventures Group, except in the ordinary course of business;

(C) repurchase stock of Loyalty Ventures other than in a manner that satisfies the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) and consistent with any representations made in the Tax Materials;

(D) take or fail to take any action in a manner that management of Loyalty Ventures knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the Loyalty Ventures Group or the ADS Group is a party; or

(E) enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) that could reasonably be expected to cause the Distribution to be treated as part of a plan (within the meaning of Section 355(e) of the Code) pursuant to which one or more Persons acquire directly or indirectly Loyalty Ventures stock representing a 50% or greater interest within the meaning of Section 355(d)(4) of the Code.

(b) Covenants.

(i) Loyalty Ventures shall not, and shall not permit any other member of the Loyalty Ventures Group to, take or fail to take any action that constitutes a Loyalty Ventures Disqualifying Action.

(ii) Loyalty Ventures shall not, and shall not permit any other member of the Loyalty Ventures Group to, take or fail to take any action that is inconsistent with the information and representations set forth in the Tax Materials.

(iii) Loyalty Ventures shall not, and shall not permit any other member of the Loyalty Ventures Group to, take or fail to take any action in a manner that management of Loyalty Ventures knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the Loyalty Ventures Group or the ADS Group is a party.

(iv) During the two-year period following the Distribution Date:

(A) Loyalty Ventures shall (v) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (w) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (x) cause each other member of the Loyalty Ventures Group whose Active Trade or Business is relied upon for purposes of qualifying the Distribution for the Intended Tax Treatment to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other Applicable Tax Law, (y) not engage in any transaction or permit any other member of the Loyalty Ventures Group to engage in any transaction that would result in a member of the Loyalty Ventures Group described in clause (x) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code or such other Applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (v) through (y) hereof; and (z) not dispose of or permit a member of the Loyalty Ventures Group to dispose of, directly or indirectly, any interest in a member of the Loyalty Ventures Group described in clause (x) hereof;

(B) Loyalty Ventures shall not repurchase stock of Loyalty Ventures in a manner contrary to the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) or inconsistent with any representations in the Tax Materials;

(C) Loyalty Ventures shall not, and shall not agree to, merge, consolidate or amalgamate with any other Person;

(D) Loyalty Ventures shall not, and shall not permit any other member of the Loyalty Ventures Group to, or to agree to, sell or otherwise issue to any Person, any Equity Interests of Loyalty Ventures or of any other member of the Loyalty Ventures Group; provided, however, that Loyalty Ventures may issue Equity Interests to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d);

(E) Loyalty Ventures shall not, and shall not permit any other member of the Loyalty Ventures Group to (I) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Interests of Loyalty Ventures or any member of the Loyalty Ventures Group, (II) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Interests of Loyalty Ventures or any member of the Loyalty Ventures Group or (III) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (I), (II) or (III), individually or in the aggregate, together with (x) the Debt-for Equity Exchange and (y) any other transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) directly or indirectly stock representing a 40% or greater interest, by vote or value, in Loyalty Ventures (or any successor thereto) (any such transaction, a “Proposed Acquisition Transaction”); provided further that any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in the restrictions in this clause (iv) and the interpretation thereof;

(F) if any member of the Loyalty Ventures Group proposes to enter into any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40% (a “Section 9(b)(iv)(F) Acquisition Transaction”), Loyalty Ventures shall provide ADS, no later than 10 Business Days following the signing of any written agreement with respect to the Section 9(b)(iv)(F) Acquisition Transaction, a written description of such transaction (including the type and amount of Equity Interests of Loyalty Ventures to be issued or sold in such transaction) and a certificate of the board of directors of Loyalty Ventures to the effect that the Section 9(b)(iv)(F) Acquisition Transaction is not a Proposed Acquisition Transaction; and

(G) Loyalty Ventures shall not, and shall not permit any other member of the Loyalty Ventures Group to, amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of Loyalty Ventures (including, without limitation, through the conversion of one class of Equity Interests of Loyalty Ventures into another class of Equity Interests of Loyalty Ventures).

(v) Loyalty Ventures shall not take or fail to take, or permit any other member of the Loyalty Ventures Group to take or fail to take, any action which prevents or could reasonably be expected to result in Tax treatment that is inconsistent with the Intended Tax Treatment.

(c) Loyalty Ventures Covenants Exceptions.  Notwithstanding the provisions of Section 9(b), Loyalty Ventures and the other members of the Loyalty Ventures Group may take any action that would reasonably be expected to be inconsistent with the covenants contained in Section 9(b), if either: (i) Loyalty Ventures notifies ADS of its proposal to take such action and Loyalty Ventures and ADS obtain a ruling from the IRS to the effect that such action will not affect the Intended Tax Treatment, provided that

Loyalty Ventures agrees in writing to bear any expenses associated with obtaining such a ruling and, provided further that the Loyalty Ventures Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of seeking or having obtained such a ruling; or (ii) Loyalty Ventures notifies ADS of its proposal to take such action and obtains an unqualified opinion of counsel (A) from a Tax advisor recognized as an expert in federal income Tax matters and acceptable to ADS in its sole discretion, (B) on which ADS may rely and (C) to the effect that such action “will” not affect the Intended Tax Treatment, provided that the Loyalty Ventures Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of having obtained such an opinion.

Section 10.     Tax Receivables Arrangements.

(a) Section 336(e) Election.  Pursuant to Treasury Regulations Sections 1.336- 2(h)(1)(i) and 1.336-2(j), ADS and Loyalty Ventures agree that, in ADS’s discretion, a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder and under any comparable provisions of state, local or non-U.S. law for each member of the Loyalty Ventures Group that is a domestic corporation for U.S. federal income Tax purposes with respect to the Distribution (a “Section 336(e) Election”) will be made, and, in such case, ADS and Loyalty Ventures shall take all necessary or helpful actions to facilitate the Section 336(e) Election.  It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulations Section 1.336(e)-1(b)(6), by reason of the application of Treasury Regulations Section 1.336-1(b)(5)(i)(B) or Treasury Regulations Section 1.336-1(b)(5)(ii), or under any comparable provisions of state, local or non-U.S. law in any other jurisdiction.

(b) ADS TRA.  If any Specified Event results in the imposition of a liability on the part of a member of the ADS Group for Taxes (including any Taxes attributable to the Section 336(e) Election) that are not allocated to Loyalty Ventures pursuant to Section 3 or Section 11, (i) ADS shall be entitled to periodic payments from Loyalty Ventures equal to the product of (x) 85% of the Tax savings attributable to Tax Attributes arising from such Specified Event and (y) the percentage of Taxes arising from such Specified Event that are not allocated to Loyalty Ventures pursuant to Section 3 or Section 11, and (ii) the Parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments; provided that any such tax savings in clause (i) shall be determined using a “with and without” methodology (treating any Tax Attribute arising from any Specified Event as the last items claimed for any Taxable year, including after the utilization of any carryforwards).  Notwithstanding the foregoing, ADS may, at its sole discretion, waive its right to receive any and all payments pursuant to this Section 10(b).

Section 11.     Indemnities.

(a) Loyalty Ventures Indemnity to ADS.  Subject to the limitations set forth in Section 11(c), except in the case of any liabilities described in Section 11(b), Loyalty Ventures and each other member of the Loyalty Ventures Group shall jointly and severally indemnify ADS and the other members of the ADS Group against, and hold them harmless, without duplication, from:

(i) any Tax liability allocated to Loyalty Ventures pursuant to Section 3;

(ii) any Tax liability and Tax-Related Losses attributable to a breach, after the Distribution Time by Loyalty Ventures or any other member of the Loyalty Ventures Group of any representation, covenant or provision contained in this Agreement (including, for the avoidance of doubt, any Taxes and Tax-Related Losses resulting from any breach for which the conditions set forth in Section 9(c) are satisfied);

(iii) any Separation Taxes and Tax-Related Losses attributable to a Loyalty Ventures Disqualifying Action (including, for the avoidance of doubt, any Taxes and Tax-Related Losses resulting from any action for which the conditions set forth in Section 9(c) are satisfied); and

(iv) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), (ii) or (iii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b) ADS Indemnity to Loyalty Ventures.  Subject to the limitations set forth in Section 11(c), except in the case of any liabilities described in Section 11(a), ADS and each other member of the ADS Group will jointly and severally indemnify Loyalty Ventures and the other members of the Loyalty Ventures Group against, and hold them harmless, without duplication, from:

(i) any Tax liability allocated to ADS pursuant to Section 3;

(ii) any Tax liability and Tax-Related Losses attributable to a breach, after the Distribution Time by ADS or any other member of the ADS Group of any representation, covenant or provision contained in this Agreement; and

(iii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(c) Cross Indemnity.  To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Sections 11(a) and 11(b), responsibility for such

Tax or Tax-Related Loss shall be shared by ADS and Loyalty Ventures according to relative fault.

(d) For purposes of this Section 11, the term “Indemnified Party” means (x) the relevant member of the ADS Group in the event any member of the ADS Group is entitled to indemnity under Section 11(a) and (y) the relevant member of the Loyalty Ventures Group in the event any member of the Loyalty Ventures Group is entitled to indemnity under Section 11(b).

(e) Discharge of Indemnity.  Loyalty Ventures, ADS and the members of their respective Groups shall discharge their obligations under Section 11(a) or Section 11(b) hereof, respectively, by paying the relevant amount in accordance with Section 12, within thirty (30) Business Days of demand therefor or, to the extent such amount is required to be paid to a Taxing Authority prior to the expiration of such thirty (30) Business Days, at least ten (10) Business Days prior to the date by which the demanding party is required to pay the related Tax liability.  Any such demand shall include a statement showing the amount due under Section 11(a) or Section 11(b), as the case may be.  Notwithstanding the foregoing, if any member of the Loyalty Ventures Group or any member of the ADS Group disputes in good faith the fact or the amount of its obligation under Section 11(a) or Section 11(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 24 hereof; provided, however, that any amount not paid within thirty (30) Business Days of demand therefor shall bear interest as provided in Section 12.

(f) Tax Benefits.  If an indemnification obligation of any Indemnifying Party under this Section 11 arises in respect of an adjustment that makes allowable to an Indemnitee any Tax benefit which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Section 11(f), minus (ii) the reduction in actual cash Taxes payable by the Indemnitee in the Taxable year such indemnification obligation arises, determined on a “with and without” basis.

Section 12.     Payments.

(a) Timing.  All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds.  Except as otherwise provided, all such payments will be due thirty (30) Business Days after the receipt of notice of such payment or, where no notice is required, thirty (30) Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”).  Payments shall be deemed made when received.  Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment.  With respect to any payment required to be made under this Agreement, ADS shall make such payment directly to Loyalty Ventures and Loyalty Ventures to ADS; provided, however, ADS has the right to designate, by written notice to Loyalty Ventures, which member of the ADS Group will make or receive such payment, and vice versa (unless such designation will result in unreimbursed costs for the non-designating party that cannot be mitigated with commercially reasonable efforts).  All indemnification payments shall be treated in the manner described in Section 12(b).

(b) Treatment of Payments.  To the extent permitted by Applicable Tax Law, any payment made by ADS or any member of the ADS Group to Loyalty Ventures or any member of the Loyalty Ventures Group, or by Loyalty Ventures or any member of the Loyalty Ventures Group to ADS or any member of the ADS Group, pursuant to this Agreement, the Separation Agreement or any other Distribution Document that relates to Taxable periods (or portions thereof) ending on or before the Distribution Date shall be treated by the parties hereto for all Tax purposes as a distribution by Loyalty Ventures to ADS, or a capital contribution from ADS to Loyalty Ventures, as the case may be; provided, however, that notwithstanding anything to the contrary in this Section 12(b), any payment made pursuant to Section 2.08(c) of the Separation Agreement shall instead be treated as if the party required to make a payment of received amounts had received such amounts as agent for the other party; provided further that any payment made pursuant to (i) Section 4 of the Transition Services Agreement and (ii) other commercial arrangements, if any, between members of the ADS Group, on the one hand, and members of the Loyalty Ventures Group, on the other hand, that will continue to be in effect following the Distribution Date shall instead be treated as a payment for services or as required in light of the nature of such commercial arrangements.  ADS and Loyalty Ventures shall, and shall cause their Affiliates to, use commercially reasonable efforts to cooperate and take reasonable actions to minimize any Tax liability in connection with a payment under this Section 12(b). In the event that a Taxing Authority asserts that a party’s treatment of a payment described in this Section 12(b) should be other than as required herein, such party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 15 of this Agreement.

(c) No Duplicative Payment.  It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Separation Agreement or any other Distribution Document, and this Agreement shall be construed accordingly.

Section 13.     Guarantees.  ADS and Loyalty Ventures, as the case may be, each hereby guarantees and agrees to otherwise perform the obligations of each other member of the ADS Group or the Loyalty Ventures Group, respectively, under this Agreement.

Section 14.     Communication and Cooperation.

(a) Consult and Cooperate.  ADS and Loyalty Ventures shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement.  Such cooperation shall include, without limitation:

(i) the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the Loyalty Ventures Group (or, in the case of any Tax Return of the ADS Group, the portion of such return that relates to Taxes for which the Loyalty Ventures Group may be liable pursuant to this Agreement), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

(ii) the execution of any document that may be necessary (including to give effect to Section 15) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and

(iii) the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

(b) Provide Information.  Except as set forth in Section 15, ADS and Loyalty Ventures shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c) Tax Attribute Matters.  ADS and Loyalty Ventures shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the Loyalty Ventures Group or any member of the ADS Group, respectively.

(d) Confidentiality and Privileged Information.  Any information or documents provided under this Agreement shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action.  Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) no member of the ADS Group or Loyalty Ventures Group, respectively, shall be required to provide any member of the Loyalty Ventures Group or ADS Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to Loyalty Ventures, the business or assets of any member of the Loyalty Ventures Group, or matters for which Loyalty Ventures or ADS Group, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the ADS Group or the Loyalty Ventures Group, respectively, be required to provide any member of the Loyalty Ventures Group or ADS Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege.  Notwithstanding the foregoing, in the event that ADS or Loyalty Ventures, respectively, determines that the provision of any information to any member of the Loyalty Ventures Group or ADS Group, respectively, could be commercially detrimental or violate any law or agreement to which ADS or Loyalty

Ventures, respectively, is bound, ADS or Loyalty Ventures, respectively, shall not be required to comply with the foregoing terms of this Section 14(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence (and shall promptly provide notice to ADS or Loyalty Ventures, to the extent such access to or copies of any information is provided to a Person other than a member of the ADS Group or Loyalty Ventures Group (as applicable)).

Section 15.     Audits and Contest.

(a) Notice.  Each of ADS or Loyalty Ventures shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority or upon becoming aware of an actual or potential Tax Proceeding by a Taxing Authority that may affect the liability of any member of the Loyalty Ventures Group or the ADS Group, respectively, for Taxes under Applicable Law or this Agreement; provided, that a party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the Indemnifying Party is prejudiced by such failure.

(b) ADS Control.  Notwithstanding anything in this Agreement to the contrary but subject to Section 15(d), ADS shall have the right to control all matters relating to Separation Taxes, any ADS Separate Tax Return and any Tax Return, or any Tax Proceeding, with respect to any Tax matters of a Combined Group or any member of a Combined Group (as such).  ADS shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of Loyalty Ventures under Section 11 hereof, (i) ADS shall keep Loyalty Ventures informed of all material developments and events relating to any such Tax Proceeding described in this proviso and (ii) at its own cost and expense, Loyalty Ventures shall have the right to participate in (but not to control) the defense of any such Tax Proceeding.

(c) Loyalty Ventures Assumption of Control; Non-Separation Taxes.  If ADS determines that the resolution of any matter pursuant to a Tax Proceeding described in Section 15(b) (other than a Tax Proceeding relating to Separation Taxes) is reasonably likely to have an adverse effect on the Loyalty Ventures Group with respect to any Post-Distribution Period, ADS, in its sole discretion, may permit Loyalty Ventures to elect to assume control over disposition of such matter at Loyalty Ventures’ sole cost and expense; provided, however, that if Loyalty Ventures so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify the ADS Group for the creation of or any increase in any liability, and any reduction of a Tax asset, of the ADS Group arising from such matter.

(d) Loyalty Ventures Control.  Loyalty Ventures shall have the right to control any Tax Proceeding relating to Loyalty Ventures Separate Tax Returns, provided that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of ADS under Section 11 hereof or a Tax Refund to which ADS in entitled pursuant to Section 8 hereof, (i) Loyalty Ventures shall keep ADS informed of all material developments and events relating to any such Tax Proceeding, (ii) at its own cost and expense, ADS shall have the right to participate in the defense of any such Tax Proceeding, (iii) Loyalty Ventures shall not settle or compromise any such Tax Proceedings described in this proviso without ADS’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (iv) Loyalty Ventures shall prosecute all elements of such Tax Proceeding, including by making commercially reasonable efforts to minimize any Tax liability and maximize any Tax Refund at issue in such Tax Proceeding, irrespective of the Party liable for or entitled to such liability or Tax Refund; and (v) in the event Loyalty Ventures is not complying with its obligations pursuant to Section 15(d)(iv), ADS shall have the right to assume control of such Tax Proceeding and Loyalty Ventures shall cooperate in all respects to facilitate such assumption of control and the subsequent prosecution of such Tax Contest (and, in such event, Loyalty Ventures shall have the rights set forth in this proviso that ADS had prior to such assumption of control by ADS, mutatis mutandis).

Section 16.     Notices.  Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, email transmission, or mail, to the following addresses:

if to ADS or the ADS Group, to:

Alliance Data Systems Corporation
7500 Dallas Parkway, Suite 700
Plano, Texas 75024
Attention: General Counsel
Email: generalcounsel@alliancedata.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017 Attention: William A. Curran
Email: william.curran@davispolk.com

if to Loyalty Ventures or the Loyalty Ventures Group,

to:

Loyalty Ventures Inc.
7500 Dallas Parkway, Suite 700
Plano, Texas 75024
Attention: General Counsel
Email: generalcounsel@loyalty.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 17.     Costs and Expenses.  The party that prepares any Tax Return shall bear the costs and expenses incurred in the preparation of such Tax Return.  Except as expressly set forth in this Agreement or the Separation Agreement, (i) each party shall bear the costs and expenses incurred pursuant to this Agreement to the extent the costs and expenses are directly allocable to a liability or obligation allocated to such party and (ii) to the extent a cost or expense is not directly allocable to a liability or obligation, it shall be borne by the party incurring such cost or expense.  For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements.

Section 18.     Effectiveness; Termination and Survival.  Except as expressly set forth in this Agreement, as between ADS and Loyalty Ventures, this Agreement shall become effective upon the consummation of the Distribution.  All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.  This agreement shall terminate without any further action at any time before the Distribution upon termination of the Separation Agreement.

Section 19.     Specific Performance.  Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur.  In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 20.     Construction.  In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c) except as otherwise clearly indicated, reference to any gender includes the other gender;

(d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(f) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

(j) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(k) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and

(l) any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

Section 21.     Entire Agreement; Amendments and Waivers.

(a) Entire Agreement.

(i) This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof.  No representation, inducement, promise, understanding, condition or warranty not set forth or incorporated by reference herein or in the other Distribution Documents has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Distribution Documents.  This Agreement is an “Ancillary Agreement” as such term is defined in the Separation Agreement and shall be interpreted in accordance with the terms of the Separation Agreement in all respects, provided that in the event of any conflict or inconsistency between the terms of this Agreement, the Separation Agreement or any other Distribution Document, the terms of this Agreement shall control in all respects.

(ii) THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH OR INCORPORATED BY REFERENCE IN THIS AGREEMENT AND IN THE OTHER DISTRIBUTION DOCUMENTS.  WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NEITHER ADS NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE LOYALTYONE BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF ADS OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS (OTHER THAN IN THE TAX MATERIALS), MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE EXCEPT AS EXPRESSLY INCORPORATED BY REFERENCE.  LOYALTY VENTURES ACKNOWLEDGES THAT ADS HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY ADS OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE LOYALTYONE BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED OR INCORPORATED BY REFERENCE IN THIS AGREEMENT OR IN ANY OF THE OTHER DISTRIBUTION DOCUMENTS TO WHICH THEY ARE A PARTY.

(b) Amendments and Waivers.

(i) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by ADS and Loyalty Ventures, or in the case of a waiver, by the party against whom the waiver is to be effective.

(ii) No failure or delay by any party (or the applicable member of such party’s Group) in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 22.     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 23.     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 24.     Dispute Resolution.  In the event of any dispute relating to this Agreement, the parties shall work together in good faith to resolve such dispute within thirty (30) days.  In the event that such dispute is not resolved, upon written notice by a party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by the ADS and Loyalty Ventures; provided, however, that, if the ADS and Loyalty Ventures do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisors of recognized national standing with one member chosen by the ADS, one member chosen by Loyalty Ventures, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period.  Each decision of a panel Tax Arbiter shall be made by majority vote of the members.  The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute.  The Tax Arbiter shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution.  Any such resolution by the Tax Arbiter shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution.  All fees and expenses of the Tax Arbiter shall be shared equally by the parties to the dispute.

Section 25.     Counterparts; Effectiveness; Third-Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except for Section 14(d) and the indemnification and release provisions of Section 11, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 26.     Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.  If any party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Distribution Documents.

Section 27.     Authorization.  Each of ADS and Loyalty Ventures hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, on its behalf and on behalf of each member of its Group, that this Agreement has been duly authorized by all necessary corporate action on the part of such party and each member of its Group, that this Agreement constitutes a legal, valid and binding obligation of each such party and each member of its Group, and that the execution, delivery and performance of this Agreement by such party and each member of its Group does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party or member of its Group.

Section 28.     Change in Tax Law.  Any reference to a provision of the Code, Treasury Regulations or any other Applicable Tax Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Tax Law.

Section 29.     Performance.  Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

ADS on its own behalf and on behalf of the members of the ADS Group

By:	/s/ Perry Beberman
Name: Perry Beberman
Title: Chief Financial Officer

By:	/s/ Jeffrey Fair
Name: Jeffrey Fair
Title: Senior Vice President

[SIGNATURE PAGE TO TAX MATTERS AGREEMENT]

Loyalty Ventures on its own behalf and on behalf of the members of the Loyalty Ventures Group

By:	/s/ Jeffrey Fair
Name: Jeffrey Fair
Title: Senior Vice President

[SIGNATURE PAGE TO TAX MATTERS AGREEMENT]